
Zomedica Corp.
(Canada)
100%
Zomedica, Inc.
(DE)
100%
100%
100%
100%
HMT High Medical Technologies
(Japan)
PVT NeoPulse Acquisition GmbH
(Switzerland)
Zomedica Biotechnologies, LLC
(DE)
Structured Monitoring Products, Inc.
(FL)
100%
NeoPulse GmbH
(Switzerland)